Exhibit 10.28

LIQUIDIA TECHNOLOGIES, INC. ANNUAL CASH BONUS PLAN

1.              Background and Purpose.

1.1                Purpose. The purpose of the Liquidia Technologies, Inc. Annual Cash Bonus Plan (the “Plan”) is to motivate and reward eligible employees by making a portion of their cash compensation dependent on the achievement of certain corporate, business unit and individual performance goals.

1.2                Effective Date. The Plan is effective as of                 , 2018 (the “Effective Date”) and shall remain in effect until it has been terminated pursuant to Section 9.6.

2.              Definitions. The following terms shall have the following meanings:

2.1                “Affiliate” means any corporation or other entity controlled by the Company.

2.2                “Award” means an award granted pursuant to the Plan,  which shall be earned contingent on the employment requirement set forth in Section 6.3 and the attainment of the Performance Goals with respect to a Performance Period, as determined by the Committee pursuant to Section 6.1.

2.3                “Base Salary” means the Participant’s annualized rate of base salary on the last day of the Performance Period before (i) deductions for taxes or benefits and (ii) deferrals of compensation pursuant to any Company or Affiliate-sponsored plans.

2.4                “Board” means the Board of Directors of the Company, as constituted from time to time.

2.5                “Cause” means, with respect to a Participant, except as otherwise provided in the Participant’s employment agreement, (i) the Participant’s plea of guilty or nolo contendere to, or conviction of, (A) a felony (or its equivalent in a non-United States jurisdiction) or (B) other conduct of a criminal nature that has or is likely to have a material adverse effect on the reputation or standing in the community of the Company, any of its Affiliates or a successor to the Company or an Affiliate, as determined by the Committee in its sole discretion, or that legally prohibits the Participant from working for the Company, a successor to the Company or an Affiliate; (ii) a breach by the Participant of a regulatory rule that adversely affects the Participant’s ability to perform the Participant’s employment duties to the Company, any of its Subsidiaries or a successor to the Company or an Affiliate, in any material respect; or (iii) the Participant’s failure, in any material respect, to (A) perform the Participant’s employment duties, (B) comply with the applicable policies of the Company, or of its Affiliates, or a successor to the Company or an Affiliate, or (C) comply with covenants contained in any contract to which the Participant is a party; provided, however, that the Participant shall be provided a written notice describing in reasonable detail the facts which are considered to give rise to a breach described in this clause (iii) and the Participant shall have 30 days following receipt of such written notice (the “Cure Period”) during which the Participant may remedy the condition and, if so remedied, no termination for Cause shall exist.

2.6                “Change in Control” means the first of the following to occur: (i) a Change in Ownership of the Company,  (ii) a Change in Effective Control of the Company,  or (iii) a Change in the Ownership of Assets of the Company,  as described herein and construed in accordance with Section 409A of the Code.

(a)                A “Change in Ownership of the Company” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire, ownership of the capital stock of the Company that, together with the stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of the Company.  However, if any one Person is, or Persons Acting as a Group are, considered to own more than 50%, on a fully diluted basis, of the total fair market value or total voting power of the capital stock of the Company,  the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of the Company or to cause a Change in Effective Control of the Company (as described below).  An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock.

(b)                A “Change in Effective Control of the Company” shall occur on the date either (A) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, or (B) any one Person, or Persons Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing 50% or more of the total voting power of the stock of the Company.

(c)                 A “Change in the Ownership of Assets of the Company” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Company,  or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

The following rules of construction apply in interpreting the definition of Change in Control:

(i)                                             A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter, initial purchaser or placement agent temporarily holding the capital stock of the Company pursuant to a registered public offering.

(ii)                                          Persons will be considered to be “Persons Acting as a Group (or Group)” if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation.  If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.  Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(iii)                                       A Change in Control shall not include a transfer to a related person as described in Section 409A of the Code or a public offering of capital stock of the Company.

(iv)                                      For purposes of the definition of Change in Control, Section 318(a) of the Code applies to determine stock ownership.  Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option).  For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

2.7                “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.

2.8                “Committee” means the Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan pursuant to Section 3.1.

2.9                “Company” means Liquidia Technologies, Inc., a North Carolina corporation, and any successor thereto.

2.10         “Company Performance Metrics” means criteria established by the Committee relating to any of the following, as it may apply to one or more business units, divisions, or Affiliates, or on a Company-wide basis, and in absolute terms, relative to a base period, or relative to the performance of one or more comparable companies, peer groups, or an index covering multiple companies, which, may include, but is not limited to, any of the following: product research and development; completion of an identified special project; clinical trials; regulatory filings or approvals; patent application or issuance; manufacturing or process development; sales or net sales; market share; market penetration; economic value added; customer service; customer satisfaction; inventory control; balance of cash, cash equivalents and marketable securities; growth in assets; key hires; employee satisfaction; employee retention; business expansion; acquisitions, divestitures, joint ventures; capital or fund raising to support operations; government grants; license arrangements; collaboration or customer agreements or arrangements; legal compliance or safety and risk reduction; or such other measures as determined by the Committee consistent with these performance measures.

2.11         “Individual Performance Metrics” means criteria established by the Committee relating to a Participant, which, may include, but shall not be limited to, the following:  individual performance during the Performance Period relative to others in the business unit taking into consideration the level of difficulty of the individual’s objectives, the consistency of his or her actions with corporate values, the level of performance vs. objectives, the individual’s most recent performance rating (if applicable), past performance and future potential, and outside benchmark market data for similar positions.

2.12         “Negative Discretion” means the discretion of the Committee to reduce or eliminate the size of an Award in accordance with Section 6.1(b) of the Plan.

2.13         “Participant” means as to any Performance Period, the employees of the Company or an Affiliate who are designated by the Committee to participate in the Plan for that Performance Period.

2.14         “Performance Criteria” means the performance criteria upon which the Performance Goals for a particular Performance Period are based, as determined by Committee or the management of the Company which include either Company Performance Metrics or Individual Performance Metrics or a combination thereof.

2.15         “Performance Goals” means the goals selected by the Committee, in its discretion to be applicable to a Participant for any Performance Period. Performance Goals shall be based upon one or more Performance Criteria. Performance Goals may include a threshold level of performance below which no Award will be paid and levels of performance at which specified percentages of the Target Award will be paid and may also include a maximum level of performance above which no additional Award amount will be paid.

2.16         “Performance Period” means the period for which performance is calculated, which shall be the Plan Year or a portion thereof, unless a longer period is otherwise established by the Committee.

2.17         “Plan” means the Liquidia Technologies, Inc. Annual Cash Bonus Plan, as hereafter amended from time to time.

2.18         “Plan Year” means the Company’s fiscal year, which commences on January 1st and ends on December 31st or such other period.

2.19         “Pro-rated Award” means an amount equal to the Award otherwise payable to the Participant for a Performance Period in which the Participant was actively employed by the Company or an Affiliate for only a portion thereof, multiplied by a fraction, the numerator of which is the number of days the Participant worked during the Performance Period and the denominator of which is the number of days in the Performance Period.

2.20         “Target Award” means the target award payable under the Plan to a Participant for a particular Performance Period, expressed as a percentage of the Participant’s Base Salary. In special circumstances, the target award may be expressed as a fixed amount of cash.

3.              Administration.

3.1                Administration By the Committee. The Plan shall be administered by the Committee which shall consist of not less than two (2) members of the Board.

3.2                Authority of the Committee. Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the terms and conditions of any Award; (iii) determine whether, to what extent, and under what circumstances Awards may be forfeited or suspended; (iv) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Award granted under, the Plan; (v) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

3.3                Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

3.4                Delegation By the Committee. The Committee, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its responsibility to make Awards to executive officers.

3.5                Agents; Limitation of Liability. The Committee may appoint agents to assist in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company, the Company’s certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.              Eligibility and Participation.

4.1                Eligibility. Employees of the Company and its participating Affiliates are eligible to participate in the Plan.

4.2                Participation. The Committee, in its discretion, shall select the persons who shall be Participants for the Performance Period. Only eligible individuals who are designated by the Committee to participate in the Plan with respect to a particular Performance Period may participate in the Plan for that Performance Period. An individual who is designated as a Participant for a given Performance Period is not guaranteed or assured of being selected for participation in any subsequent Performance Period.

4.3                New Hires; Newly Eligible Participants. A newly hired or newly eligible Participant will be eligible to receive a Pro-rated Award reflecting participation for a portion of the Performance Period.

4.4                Leaves of Absence. If a Participant is on a leave of absence, including due to disability, for a portion of a Performance Period, the Participant will be eligible to receive a Pro-rated Award reflecting participation for the period during which he or she was actively employed and not any period when he or she was on leave.

5.              Terms of Awards.

5.1                Determination of Target Awards. Prior to or within the first quarter of each Plan Year, the Committee, in its sole discretion, shall establish the Target Award for each Participant, the payment of which shall be conditioned on the achievement of the Performance Goals for the Performance Period.

5.2                Adjustments. The Committee is authorized, in its sole discretion, to adjust or modify the calculation of a Performance Goal for a Performance Period during the Performance Period as it deems desirable and appropriate.

6.              Payment of Awards.

6.1                Determination of Awards.

(a)                Subject to Section 6.3, following the completion of each Performance Period, the Committee shall determine the extent to which the Performance Goals have been achieved or exceeded. If the employment requirement set forth in Section 6.3 and the minimum Performance Goals established by the Committee are not achieved, then no award will be earned under this Plan.

(b)                In determining the amount of each Award, the Committee may reduce or eliminate the amount of an Award by applying Negative Discretion if, in its sole discretion, such reduction or elimination is appropriate.

6.2                Form and Timing of Payment. Except as otherwise provided herein, as soon as practicable following the Committee’s determination pursuant to Section 6.1 for the applicable Performance Period, each Participant shall receive a cash lump sum payment of his or her Award, less required withholding. In no event shall such payment be made later than 2 1/2 months following the end of the Performance Period.

6.3                Employment Requirement. Except as otherwise provided in Section 7, no Award may be earned by any Participant who is not actively employed by the Company or an Affiliate on the date that Awards are paid.

6.4                Deferral of Awards. The Committee, in its sole discretion, may permit a Participant to defer the payment of an Award that would otherwise be paid under the Plan. Any deferral election shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

7.              Termination of Employment.

7.1                Employment Requirement. Except as otherwise provided in Section 7.2 or pursuant to the terms of a Participant’s employment agreement or similar agreement with the Company, if a Participant’s employment terminates for any reason prior to the date that Awards are paid, the Participant shall no longer be eligible to earn  an Award for the Performance Period. However, except in the event the Participant is terminated for Cause, the Committee, in its sole discretion, may pay a Pro-rated Award reflecting the Participant’s participation for a portion of the Performance Period. Such Pro-rated Award will be paid at the same time and in the same manner as Awards are paid to other Participants.

7.2                Termination of Employment Due to Death. If a Participant’s employment is terminated by reason of his or her death during a Performance Period, the Participant or his or her beneficiary will be paid a Pro-rated Award reflecting participation for a portion of the Performance Period. Payment of such Pro-rated Award will be made at the same time and in the same manner as Awards are paid to other Participants.

8.              Change in Control.

If a Change in Control occurs during a Performance Period, subject to the terms of any Company plan or a Participant’s employment agreement, change in control agreement, severance agreement or similar agreement, as applicable, the Committee may, but is not required to, provide for a Participant to be paid a Pro-rated Award based on actual or target performance, as determined by the Committee. Such Pro-rated Awards, if any, paid in connection with a Change in Control, will be paid within 30 days following the Change in Control.

9.              General Provisions.

9.1                Compliance With Legal Requirements. The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

9.2                Non-transferability. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan may not be assigned, pledged, or transferred, except in the event of the Participant’s death, to a designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution.

9.3                No Right to Employment. Nothing in the Plan or in any notice of Award shall confer upon any person the right to continue in the employment of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant.

9.4                No Right to Award. Unless otherwise expressly set forth in an employment agreement signed by the Company and a Participant, a Participant shall not have any right to any Award under the Plan until such Award has been paid to such Participant and participation in the Plan in one Performance Period does not connote any right to become a Participant in the Plan in any future Performance Period.

9.5                Withholding. The Company shall have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.

9.6                Amendment or Termination of the Plan. The Board or the Committee may, at any time, amend, suspend or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall adversely affect the rights of any Participant to Awards allocated prior to such amendment, suspension or termination.

9.7                Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

9.8                Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of North Carolina without regard to conflicts of law.

9.9                Beneficiaries. To the extent that the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made by will or the laws of descent or distribution.

9.10         Section 409A of the Code. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan shall be interpreted and construed accordingly.

9.11         Expenses. All costs and expenses in connection with the administration of the Plan shall be paid by the Company.

9.12         Section Headings. The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, shall control.

9.13         Severability. In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.

9.14         Gender and Number. Except where otherwise indicated by the context, wherever used, the masculine pronoun includes the feminine pronoun; the plural shall include the singular, and the singular shall include the plural.

9.15         Non-exclusive. Nothing in the Plan shall limit the authority of the Company, the Board or the Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant.

9.16         Notice. Any notice to be given to the Company or the Committee pursuant to the provisions of the Plan shall be in writing and directed to the Secretary of the Company at 419 Davis Drive, Suite 100 Morrisville, North Carolina 27560.

9.17         Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.

9.18         Clawback. All Awards may be subject to the Company’s clawback policy as in effect from time to time and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed to the Participant.

The action permitted to be taken by the Board under this Section 9.18 is in addition to, and not in lieu of, any and all other rights of the Board and/or the Company under applicable law and shall apply notwithstanding anything to the contrary in the Plan.